EXHIBIT 10.17
GLU MOBILE INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(As Amended on January 28, 2009)
On January 28, 2009, the Board of Directors adopted the following program with respect to the compensation of the non-employee directors of Glu Mobile Inc. (the “Company”), effective as of January 28, 2009:
Cash Compensation

Annual Retainer Fee:	$20,000

Annual Lead Independent Director Fee:	$15,000

Annual Committee Fees:
Audit Committee Chair	$15,000
Audit Committee Member (other than Chair)	$5,000
Compensation Committee Chair	$15,000
Compensation Committee Member (other than Chair)	$5,000
Nominating and Governance Committee Chair	$5,000
Nominating and Governance Committee Member (other than Chair)	$5,000
All cash compensation will be paid in quarterly installments based upon continuing service. The Company will also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.
Equity Compensation
Each year at about the time of the Company’s annual meeting of stockholders, each non-employee director will receive an additional equity award of, at that director’s discretion, either (a) a grant of a number of shares of restricted stock of the Company with a then fair market value equal to $50,000 or 6,700 shares, whichever is less or (b) an option to purchase three times as many shares of the Company’s common stock, calculated based on such lesser amount. In either case the award will vest pro rata monthly over one year.
About the time he or she joins the Board of Directors, each new non-employee director will receive an initial equity award of, at that director’s discretion, either (a) a grant of a number of shares of restricted stock of the Company with a then fair market value equal to $150,000, or 20,000 shares, whichever is less or (b) an option to purchase three times as many shares of the Company’s common stock, calculated based on such lesser amount. In either case the award will vest as to 16 2/3% of the shares after six months and thereafter vest pro rata monthly over the next 30 months.